SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

April 18, 2006

PACIFIC CONTINENTAL CORPORATION
(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)
0001084717	93-1269184
(Commission File Number)	IRS Employer Identification No.

111 West 7th Avenue

Eugene, Oregon 97401

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (541) 686-8685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Adoption of 2006 Stock Option and Equity Compensation Plan

On April 18, 2006, the shareholders of Pacific Continental Corporation (the “Company”) approved the Pacific Continental Corporation 2006 Stock Option and Equity Compensation Plan (the “2006 Plan”). On February 21, 2006, the Board of Directors had adopted the 2006 Plan, subject to shareholder approval, as the preferred vehicle for making future awards of stock based incentive compensation to eligible employees, officers and directors of the Company and its affiliates, and as a successor to the Company’s 1999 Employee Stock Option Plan and 1999 Director Stock Option Plan (collectively, the “1999 Plans”).

Plan participants are eligible for grants in the form of stock options, stock appreciation rights, restricted stock and restricted stock units. In view of shareholder approval of the 2006 Plan, the Company will register with the SEC, on a Form S-8 Registration Statement, the 500,000 shares of Company common stock that are available under the 2006 Plan. The 1999 Plans will be frozen and shares remaining available for grant under the 1999 Plans will be deregistered.

Approval of Employment Arrangements

In connection with the promotion of Roger Busse as described below, on May 16, 2006, the Board of Directors approved an Employment Agreement between Mr. Busse and Pacific Continental Bank. The new Employment Agreement will supercede and replace any existing employment/severance agreement.

The term of Mr. Busse’s agreement is for three years, which may be renewed annually for a continual three-year term.

Mr. Busse’s agreement provides for an annual salary (currently $190,000) with a cash bonus opportunity. If Mr. Busse’s employment is terminated by the Company without cause (as defined) or by Mr. Busse for good reason (as defined) during the term of the agreement, Mr. Busse will receive salary (including any bonus earned) and other benefits for a period of 12 months from the date of termination.

If Mr. Busse’s employment is terminated voluntarily or involuntarily within one year following a change of control (as defined), or involuntarily within one year prior to a change in control, the agreement provides that Mr. Busse will be entitled to receive an amount equal to two times his then current annual compensation, plus continued employment benefits for one year following termination. The agreement provides that the payments to be received by Mr. Busse will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Pacific Continental Corporation has announced a promotion within its principal subsidiary, Pacific Continental Bank (the “Bank”) effective May 16, 2006. Roger Busse has been promoted to the position of President of Pacific Continental Bank. Mr. Busse will retain his title of Chief Operating Officer (COO). As the Bank’s President and COO, he will be responsible for the day-to-day operations and will report to Hal Brown who will continue as the CEO of the Bank and President and CEO of Pacific Continental Corporation. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01	Financial Statements and Exhibits

(a)  Not applicable
(b)  Not applicable
(c)	Exhibits

99.1 Press Release dated May 17, 2006, announcing Roger Busse’s promotion to President of Pacific Continental Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2006
PACIFIC CONTINENTAL CORPORATION By: /s/Hal Brown Hal Brown President and Chief Executive Officer